Exhibit 99.1

CARETRUST’S UNAUDITED PRO FORMA

CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma consolidated and combined statement of operations of CareTrust REIT, Inc. (“CareTrust,” “we,” “us,” or “our”) presents our unaudited pro forma consolidated and combined statement of operations for the year ended December 31, 2014, which has been derived from and should be read in conjunction with our audited consolidated and combined historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

On June 1, 2014, The Ensign Group, Inc. (“Ensign”) completed the separation of its healthcare business and its real estate business into two separate and independent publicly traded companies through the distribution of all of the outstanding shares of common stock of CareTrust to Ensign stockholders on a pro rata basis (the “Spin-Off”). Ensign stockholders received one share of CareTrust common stock for each share of Ensign common stock held at the close of business on May 22, 2014, the record date for the Spin-Off. The Spin-Off was effective from and after June 1, 2014, with all of the outstanding shares of our common stock distributed to Ensign stockholders on a pro rata basis on June 2, 2014. To govern our relationship with Ensign after the Spin-Off, we entered into, among others: (1) a separation and distribution agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Ensign and CareTrust, (2) multiple triple-net basis, long-term leases of our properties to subsidiaries of Ensign, (3) an agreement pursuant to which Ensign and CareTrust agreed to make certain business opportunities available to each other during the one-year period following the Spin-Off, (4) an agreement relating to tax matters, (5) an agreement pursuant to which Ensign provides certain administrative and support services to CareTrust on a transitional basis and (6) an agreement relating to employee matters. For more information, see “Certain Relationships and Related Party Transactions” and “Our Relationship with Ensign Following the Spin-Off” in our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2015.

We intend to elect to be taxed and qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014. In order to comply with certain REIT qualification requirements, on October 17, 2014, our board of directors declared a special dividend to stockholders of $132.0 million, or approximately $5.88 per common share (the “Special Dividend”), which represents the amount of accumulated earnings and profits allocated to CareTrust as a result of the Spin-Off. The Special Dividend was paid on December 10, 2014, to stockholders of record as of October 31, 2014, in a combination of both cash and stock. The cash portion totaled $33.0 million and the stock portion totaled $99.0 million. We issued 8,974,249 shares of common stock in connection with the stock portion of the Special Dividend.

In connection with and prior to the Spin-Off, we entered into several financing transactions. The financing transactions include, among other things, (1) the issuance by CTR Partnership, L.P. (the “Operating Partnership”) and CareTrust Capital Corp. of $260.0 million aggregate principal amount of 5.875% Senior Notes due 2021 (the “Notes”), (2) the Operating Partnership’s entry into an asset-based revolving credit facility in an aggregate principal amount of up to $150.0 million (the “Credit Facility”) and (3) the incurrence of approximately $50.7 million of additional secured mortgage indebtedness on ten of our properties (collectively, the “Financing Transactions”). We used a portion of the net proceeds from the offering of the Notes to make a transfer to Ensign in order for Ensign to repay certain indebtedness, pay trade payables and, subject to the approval of Ensign’s board of directors, pay up to eight regular quarterly dividends.

The Spin-Off, the Special Dividend and the Financing Transactions (including the transfer of a portion of the net proceeds of the offering of the Notes to Ensign as described above) are collectively referred to herein as the “Transactions.”

The following unaudited pro forma consolidated and combined statement of operations gives effect to the Transactions, including: (1) the full amount of rental income that would have been payable pursuant to the Master Leases (had they been in effect for the entire period); (2) the distribution of 22,435,938 shares of CareTrust common stock by Ensign to Ensign stockholders in the Spin-Off; (3) the offering of $260.0 million aggregate principal amount of the Notes; (4) the transfer to Ensign of approximately $220.8 million of proceeds from the issuance of the Notes in order for Ensign to repay certain indebtedness, pay trade payables and, subject to the approval of Ensign’s board of directors, pay up to eight regular quarterly dividends; (5) the incurrence of an additional $50.7 million of secured mortgage indebtedness, and the anticipated interest expense related thereto; and (6) the elimination of income tax provisions in conjunction with the election of REIT status. The pro forma adjustments do not reflect the payment of the Special Dividend. The unaudited consolidated and pro forma consolidated and combined statement of operations for the year ended December 31, 2014 assumes the Transactions occurred on January 1, 2014. The pro forma adjustments are based on currently available information and assumptions that we believe are reasonable, factually supportable, directly attributable to our separation from Ensign, and that are expected to have a continuing impact on us. However, this information is not fact and should not be relied upon as being indicative of future results, and, therefore, readers are cautioned not to place undue reliance on the following unaudited pro forma consolidated and combined statement of operations.

CareTrust’s unaudited pro forma consolidated and combined statement of operations assumes that 100% of taxable income has been distributed and that all relevant REIT qualifying tests, as dictated by the Internal Revenue Code of 1986, as amended, and the Internal Revenue Service rules and interpretations, were met for the entire year.

The unaudited pro forma consolidated and combined statement of operations was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma consolidated and combined statement of operations. The unaudited pro forma consolidated and combined statement of operations is presented for illustrative purposes only and does not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the Transactions been completed on January 1, 2014. The unaudited pro forma consolidated and combined statement of operations also does not give effect to any anticipated synergies, operating efficiencies or cost savings that may result from the Transactions which generally would be reflected in general and administrative expenses.

The actual results reported in periods following the Transactions may differ significantly from those reflected in the unaudited pro forma consolidated and combined statement of operations for a number of reasons, including inaccuracy of the assumptions used to prepare this statement of operations. See “Risk Factors,” “Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent filings with the SEC for a discussion of matters that could cause our actual results to differ materially from those contained in the unaudited pro forma consolidated and combined statement of operations.

CARETRUST REIT, INC.

PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Year Ended December 31, 2014
	Historical	Pro Forma Adjustments	Note	Pro Forma
Revenues:
Rental income	$51,367	$4,772	(1)	$56,139
Tenant reimbursement	4,956			4,956
Independent living facilities	2,519			2,159
Interest and other income	55			55

Total revenue	58,897	4,772		63,669

Expenses:
Depreciation and amortization	23,000	(1,904)	(2)	21,096
Interest expense	21,622	3,746	(3)	25,368
Loss on extinguishment of debt	4,067			4,067
Property taxes	4,956			4,956
Acquisition costs	47			47
Independent living facilities	2,243			2,243
General and administrative	11,105			11,105

Total expenses	67,040	1,842		68,882

Net (loss) income	$(8,143)	$2,930		$5,213

Earnings (loss) per share:
Basic	$(0.36)			$(0.23)

Diluted	$(0.36)			$(0.23)

Weighted-average shares outstanding:
Basic	22,788			22,788

Diluted	22,788			22,788

See accompanying notes to unaudited pro forma consolidated and combined statement of operations.

CARETRUST REIT, INC.

NOTES TO UNAUDITED PRO FORMA

CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

(dollars in thousands)

Pro Forma Adjustments

(1)	Reflects the additional amount of rental income from subsidiaries of Ensign that would have been payable to CareTrust pursuant to the Ensign Master Leases (had they been in effect for the period) for properties of Ensign Properties, the predecessor of CareTrust, that were previously leased under intercompany lease agreements.

(2)	Represents the adjustment to depreciation expense for certain equipment, furniture and fixtures that were not transferred to CareTrust. Depreciation expense for equipment, furniture and fixtures is calculated on a straight-line basis over its estimated useful life which is generally 5 years.

(3)	The pro forma adjustment represents the difference between the pro forma amount based on the below amounts and the historical amount:

Pro Forma For the Year Ended December 31, 2014
The Notes	$15,275
Unused revolving credit facility fee	750
Mortgage notes	5,470
Amortization of new and existing loan fees	2,212
Loss on settlement of interest rate swap	1,661

Interest expense	$25,368

The loss on settlement of interest rate swap resulted from the early retirement of the senior secured term loan that was paid off at the Spin-Off.

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